EXHIBIT 10.2 (d)

2013 Long-Term Incentive Plan

Restricted Stock Unit Award
Subject to the terms and conditions set forth in this Certificate,
John F. Lundgren has been awarded _______________ Restricted Stock Units as follows:

Grant Date: December 2, 2016
Vests: 50% on April 30, 2018 and 50% on April 30, 2019

Stanley Black & Decker, Inc.
As a member of the Stanley Black & Decker team, your skills and contributions are vital to our Company's and its Shareholders continued success. This award of restricted stock units provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley Black & Decker the most successful company it can be.

On behalf of the Board of Directors, Congratulations.

James M. Loree
Chief Executive Officer
Stanley Black & Decker, Inc.

RESTRICTED STOCK UNIT AWARD TERMS
1. Grant of Restricted Stock Units. This certifies that Stanley Black & Decker, Inc. (the “Company”) has on the Award Date specified in this Award Certificate granted to the Participant named above an award (the “Award”) of that number of Restricted Stock Units set forth in this Award Certificate, subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the terms and conditions of (a) the Executive Retirement Agreement between the Grantee and the Company dated July 21, 2016 (the “Retirement Agreement”) and (b) the Company’s 2013 Long Term Incentive Plan, as amended from time to time (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall govern. In the event of any conflict between the terms of the Plan, this Award Certificate and the Retirement Agreement, the terms of the Retirement Agreement shall govern.

2. Dividend Equivalents. Amounts equal to the dividends and distributions paid on shares of the Company's Common Stock, $2.50 par value per share (the “Common Stock”), shall be accrued for the benefit of the Participant to the same extent as if each Restricted Stock Unit then held by Participant was a share of Common Stock and shall vest and be distributed to the Participant in cash as the Restricted Stock Units vest.

3. Vesting. Subject to the terms and conditions of this Certificate and the Plan, the Restricted Stock Units shall vest (i) in two equal installments on each of the first two anniversaries of the Retirement Date (as defined in the Retirement Agreement) or (ii) if earlier, upon the occurrence of any of the events that cause the Award to become immediately and fully vested pursuant to Section 3(c)(ii) of the Retirement Agreement.

4. Settlement of Restricted Stock Units. Upon vesting of Participant's Restricted Stock Units, the Restricted Stock Units shall be canceled and in exchange therefor the Company shall cause a number of shares of Common Stock equal to the number of the Restricted Stock Units then canceled to be issued to the Participant in book-entry form. Any shares of Common Stock issued with respect to the Restricted Stock Units shall be fully registered and freely transferable.

5. Forfeiture. If, prior to vesting of the Restricted Stock Units pursuant to Section 3, (x) the Participant’s employment is terminated by the Company for Cause or by the Participant without Good Reason (including a retirement), in each case as defined in the Retirement Agreement, prior to the Retirement Date or (y) the Participant fails to comply in all material respects with the Covenants prior to an Anniversary Date (or, in the case of a termination of employment set forth in item (x) above), as defined in the Retirement Agreement, then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited and no shares of Common Stock shall be issued in respect thereof.

6. Death and Disability. Upon Participant's death or if Participant's employment is terminated as a result of Participant's Disability, the Restricted Stock Units shall become immediately vested in full. "Disability" has the meaning provided in Section 6(a) of the Retirement Agreement.

7. Restriction on Transfer. Restricted Stock Units shall not be assignable, alienable, saleable, or transferable. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive shares of Common Stock with respect to the Restricted Stock Units upon the death of Participant.

8. Income Tax Matters.

(a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s income tax withholding obligations arising from the vesting of the Restricted Stock Units by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the minimum statutorily required amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the minimum statutorily required amount of such taxes. Any shares already owned by Participant referred to in the preceding sentence must have been owned by Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or restricted stock.

9. Other. The Company shall not be required to issue any certificate or certificates for shares upon vesting of the Restricted Stock Units (i) if the Common Stock is not listed on any national securities exchange, (ii) prior to the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, and (iii) prior to the Company obtaining any consent or approval or other clearance from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable. Shares to be issued in respect of Restricted Stock Units will be issued only in compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities laws, and the Participant shall comply with any requirements imposed by the Committee under such laws. If the Participant qualifies as an "affiliate" (as that term is defined in Rule 144 ("Rule 144") promulgated under the Act), upon demand by the Company, the Participant (or any person acting on his or her behalf) shall deliver to the Treasurer at the time of vesting of the Restricted Stock Units a written representation that he or she will acquire shares pursuant to the Plan for his or her own account, that he or she is not taking the shares with a view to distribution and that he or she will dispose of the shares only in compliance with Rule 144.

10. No right to employment. This Restricted Stock Unit Award does not confer on Participant any right with respect to the continuation of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time.

11. Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or this Restricted Stock Unit Award shall be subject to Section 11 of the Retirement Agreement. The waiver by the Company of any provision of this Restricted Stock Unit Award shall not operate as or be construed to be a subsequent waiver of the same provision or of any other provision of the Award. The validity and construction of the Restricted Stock Unit Award shall be governed by the laws of the State of Connecticut. Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Restricted Stock Unit Award.

12. Binding Effect. The grant of this Award shall be binding and effective only if this Award Certificate is executed by or on behalf of the Company.

13. Capitalized Terms. All capitalized terms used in this certificate which are not defined in this certificate shall have the meanings given them in the Plan unless the context clearly requires otherwise.